UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2016

MGM RESORTS INTERNATIONAL

(Exact name of registrant as specified in its charter)

DELAWARE	001-10362	88-0215232
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip code)

(702) 693-7120

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

In connection with the announced sale of The Shops at Crystals (“Crystals”) on April 15, 2016, information relating to CityCenter Holdings, LLC (“CityCenter”), which is 50% owned by a wholly owned subsidiary of MGM Resorts International (the “Company”) and 50% owned by Infinity World Development Corp (a wholly owned subsidiary of Dubai World) was inadvertently distributed by CityCenter’s administrative agent to certain lenders under CityCenter’s senior secured credit agreement and included certain unaudited financial information with respect to CityCenter’s fiscal quarter ended March 31, 2016. The information below is being furnished by the Company to satisfy any obligation it may have to disclose such information under Regulation FD.

For the first quarter of 2016 CityCenter reported net revenues of $301.5 million and a net loss of $59.7 million. CityCenter also reported an operating loss for the first quarter of 2016 of $27.1 million, which included $119.6 million in depreciation and amortization expense (including $61.5 million of accelerated depreciation associated with the scheduled April 2016 closure of the Zarkana theatre) and a $1.4 million gain on property transactions, net. As a result of the sale of Crystals, net revenue and operating loss excluded the results of operations of Crystals that are presented as discontinued operations.

The information furnished under Item 7.01 is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2016

MGM Resorts International

By:	/s/ Andrew Hagopian III
Name:	Andrew Hagopian III
Title:	Senior Vice President, Assistant General Counsel & Assistant Secretary